Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

December 11, 2006

SIGMA-ALDRICH (NASDAQ:SIAL) AMENDS CREDIT FACILITY

ST. LOUIS, MO – Sigma-Aldrich announced today that it has amended the terms of its $150 million revolving credit facility established in February 2005 by exercising the $150 million accordion feature of the facility. The revised $300 million revolving credit facility will mature on December 11, 2011. The facility will provide back-up liquidity for the commercial paper program and be used for general corporate purposes.

Wells Fargo Bank, National Association and Wachovia Bank, N.A. served as co-arrangers for the eight-bank syndicate participating in this facility. Wells Fargo Bank, National Association acted as the administrative agent.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,200 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.